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                                                                    EXHIBIT 99.1

[LOGO OF VERTEL]
                                                                            NEWS

For More Information Contact:
Lynn Friederichs
Vertel Corp.
(818) 227-5735
lynn-friederichs@vertel.com

                                                           FOR IMMEDIATE RELEASE

                 VERTEL BOARD OF DIRECTORS APPOINTS MARC MAASSEN
                                PRESIDENT AND CEO

Woodland Hills, CA, October 11, 2001 - Vertel Corporation (NASDAQ:VRTL), a leading provider of middleware for telecommunications networks, announced that effective today the Board of Directors named Marc Maassen to the position of president and CEO, replacing Cyrus Irani who will remain on the board, but will relinquish his day-to-day management responsibilities for personal reasons. Maassen is currently a member of the Vertel Board of Directors.

"We are grateful to Cyrus for his efforts in establishing Vertel's three new business areas, establishing a strong platform for future growth, and leading the overall business through some extremely difficult economic times," said Ralph K. Ungermann, member of the Vertel board. "We are also pleased that Cyrus has agreed to remain on the board to assist us in refining our strategic direction.

"We welcome Marc Maassen as president and CEO and look forward to his guidance and leadership as the business capitalizes on the work that Cyrus began," remarked Ungermann. "Marc has an ideal background for taking the business to the next level, having worked in numerous start up and growth companies and having successfully lead two companies in turnaround efforts. Since his appointment to the board Marc has been very proactive in his

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Vertel Board Of Directors Appoints Marc Maassen President And CEO   -2-

efforts to understand the business, the products, the people and the issues, and we are confident that he can effectively execute on our strategic growth initiatives."

Maassen, 50, is also a member of the board of Comtec International Inc. an Englewood, Colorado based company engaged in the acquisition of broadband and CATV systems and sits on the executive advisory board of Starsys Research Inc., of Boulder, Colorado. He has over 25 years of experience within the telecommunications industry in senior management and director positions. Most recently, Maassen was senior vice president and chief operating officer of Netbeam, Inc. a company providing wireless Internet access. He also held a number of executive and senior management positions with competitive local exchange carrier, ICG Communications, Inc., including executive vice president of strategic planning and president of Zycom Corporation, an ICG subsidiary. Maassen holds a bachelors of science degree in business administration from Colorado State University in Ft. Collins, Colorado.

"I look forward to taking over the leadership position at Vertel and carrying on the work that Cyrus began," said Maassen. "Since joining the board, I have had the opportunity to become immersed in the operations and to meet many of the employees. I am impressed with the leadership team at Vertel and look forward to guiding the company toward realizing its full potential. With the recent progress the company has made in a number of key areas including strengthening our product offerings with the acquisition of products from Trigon Technology Group, securing additional financing from a high-quality investor, and signing a global software agreement with one of the word's largest chip manufacturers, I am confident that Vertel is moving strongly in the right direction."

About Vertel

Vertel is a leading provider of middleware for the telecommunications industry. Vertel provides high performance, reliable middleware for connecting modern, distributed computing software. The company specializes in software that manages broadband, wireless and Internet networks and the embedded software that runs the hardware in these networks.

Vertel middleware provides software-to-software communication for connecting telecom management systems together, connecting the distributed software inside telecom network

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Vertel Board Of Directors Appoints Marc Maassen President And CEO   -3-


equipment and connecting the communication software of mobile devices such as hand-held PDAs with network based applications.

Vertel products are sold worldwide to network equipment manufacturers, service providers, software vendors and systems integrators. Vertel also offers WebResolve, our B2B exchange service that provides service assurance functionality to service providers. On May 31, 2001, Vertel announced that it acquired all material assets and assumed certain liabilities of Trigon Technology Group, Inc., a privately held corporation that provided network management tools and solutions to the convergent communications market. With Trigon's products, Vertel's product offerings are multi-technology and multi-vendor compatible for both telecommunications network management systems and for embedded agents for managing devices.

Vertel also develops turnkey management applications that fit individual customer requirements through its Professional Services Unit. The company is based in Woodland Hills, California and has sales offices and distributors throughout the world.

For more information on Vertel or its products, contact Vertel at 21300 Victory Boulevard, Suite 700, Woodland Hills, Calif. 91367; telephone: (818) 227-1400; fax: (818) 598-0047 or visit www.vertel.com.
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Note: Vertel, e*ORB and WebResolve are trademarks of Vertel Corporation. All other trademarks are the property of their respective owners.